                                              Filed pursuant to Rule 424 (b)(3)
                                                     Registration No. 333-62848


                               THE SHAW GROUP INC.

                                  COMMON STOCK,

                                  NO PAR VALUE



                           PROSPECTUS SUPPLEMENT NO. 1
                              DATED AUGUST 20, 2001
                        TO PROSPECTUS DATED JUNE 19, 2001


                                   ----------


         This Prospectus Supplement No. 1 hereby supplements and amends the Selling Shareholders Section beginning on page 19 of the Prospectus, to read as follows:

                              SELLING SHAREHOLDERS

         Effective March 23, 2001, we completed the acquisition of the assets of Scott, Sevin & Schaffer, Inc. and Technicomp, Inc. (the "Sellers") for a total purchase price of $6,996,537, paid by us with 138,710 shares of our common stock. Of these total shares, 13,800 were placed in escrow for our benefit to secure certain indemnification obligations of the Sellers. Most of the remaining shares were distributed to the shareholders of the Sellers.

         In connection with the acquisition, we also issued (and have included in the registration statement of which this Prospectus Supplement No. 1 forms a part) 19,000 shares of common stock to cover certain price protection covenants made by us. These provisions require us to deliver additional shares in the event the selling shareholders (i) sell their shares in the public market during two pre-established window periods for such sales, and (ii) the price received by the selling shareholders in connection with such sales is less than $46.38 per share.

         Certain of the selling shareholders sold their shares during the two price protection windows, and we have agreed to issue and deliver to them shares of our common stock to cover our price protection obligations. The 19,000 shares of common stock previously issued for price protection purposes are not sufficient to meet our price protection obligations. As a result, we have agreed with Scott, Sevin & Schaffer, Inc. to cause the release of 12,973 of the 13,800 shares being held in escrow for our benefit so that the shares can be delivered in satisfaction of our price protection obligations.

         The following table sets forth information relating to the selling shareholders' beneficial ownership of shares of our common stock, all of which are being offered hereby.

                                                                              NUMBER OF SHARES OWNED
                                                                            AS OF APRIL 30, 2001, ALL OF
                             NAME OF SELLING SHAREHOLDER                   WHICH MAY BE OFFERED HEREBY(1)
                ------------------------------------------------------     ------------------------------
                L. J. Sevin...........................................                    47,534

                Estate of Wallce P. Sevin, Sr.........................                    31,658


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
                                                                              NUMBER OF SHARES OWNED
                                                                            AS OF APRIL 30, 2001, ALL OF
                             NAME OF SELLING SHAREHOLDER                   WHICH MAY BE OFFERED HEREBY(1)
                ------------------------------------------------------     ------------------------------
                Francis C. Schaffer...................................                    26,974
                Scott, Sevin & Schaffer, Inc..........................                    23,879
                Francis C. Schaffer, Jr...............................                     4,300
                Marla K. Schaffer Cobb................................                     4,282
                Marian Schaffer Whitaker..............................                     4,231
                George M. Schaffer....................................                     4,198
                Wallace P. Sevin, Jr..................................                     1,747
                Verien Schaffer Whitesides............................                     1,296
                Henry Sento...........................................                       963
                Lynn C. Roberts.......................................                       823
                Technicomp, Inc.......................................                       690
                George K. McGee.......................................                       670
                Estate of Paul L. Sevin...............................                       640
                Theodore R. Ray.......................................                       633
                Joseph E. Druilhet....................................                       578
                Estate of Paul C. Raymond.............................                       578
                Estate of William J. Donahue, Jr......................                       481
                Emery J. Fontenot.....................................                       481
                Barbara Adams Kern....................................                       289
                Tillmon Huckeba.......................................                       253
                Margaret Farrelly.....................................                       192
                Steve Soniat..........................................                       148
                Judy Brown............................................                        96
                Thelma B. Jones.......................................                        96
                                                                           ---------------------
                          Total                                                          157,710


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         (1) Reflects the delivery of the 19,000 shares as well as the 12,973 shares released from escrow as described above.

         The use of escrow shares to satisfy our price protection obligations will require us to issue an additional 12,973 shares that will be delivered to an escrow agent for our benefit to secure the indemnity obligations of Scott, Sevin & Schaffer, Inc. We have agreed to file a separate registration statement to register these additional 12,973 shares with the Securities and Exchange Commission.

         In connection with the acquisition, we agreed to employ Wallace Sevin, Jr., a former officer, member of the Board of Directors and a shareholder of Scott, Sevin & Schaffer, Inc. Within the past three years, none of the selling shareholders has held any position, office or other material relationship with us or any of our predecessors of affiliates, except as noted above.